OMNIBUS AMENDMENT NO. 1

This Omnibus Amendment No. 1, dated as of January 26, 2007, by and between SMALL WORLD KIDS, INC., a Nevada corporation (the “Parent”), SMALL WORLD TOYS, INC., a California corporation (the “Subsidiary” and together with the Parent, the “Companies” and, each a “Company”) and Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”), amends (i) that certain Security Agreement, dated as of February 28, 2006 by and among the Companies and Laurus (as amended, modified or supplemented from time to time, the “Security Agreement”), (ii) that certain Overadvance Side Letter, dated as of October 10, 2006 by and among the Companies and Laurus (as amended, modified or supplemented from time to time, the “Overadvance Side Letter”), and (iii) that certain Common Stock Purchase Warrant issued by the Parent to Laurus on February 28, 2006 (as amended, modified or supplemented from time to time, the “Warrant” and, together with the Security Agreement, the Overadvance Side Letter and the Ancillary Agreements referred to in the Security Agreement, collectively, the “Loan Documents”). Capitalized terms used but not defined herein shall have the meanings given them in the Security Agreement.

PREAMBLE

WHEREAS, the Companies and Laurus desire to amend certain of the Loan Documents.

 NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Security Agreement.

a.
The second paragraph of the definition of “Eligible Accounts” appearing in Annex A to the Security Agreement is hereby amended by deleting the percentage “15%” appearing therein and inserting the percentage “32.5%” in lieu thereof.

b.	Paragraph 13(b) Covenants - Listing is deleted in its entirely and is no longer in full force and effect.

c.	Paragraph 13(d) Covenants - Reporting Requirements is deleted in its entirely and is no longer in full force and effect.

d.	Paragraph 19(q) of Events of Default is deleted in its entirely and is no longer in full force of effect.

e.	Paragraph 11 is hereby amended by adding the following new subsections (e) and (f):

“(e) As soon as available and in any event within thirty (30) days after the end of each calendar month (or more frequently if requested by Laurus), an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each of the Parent and its Subsidiaries as at the end of and for such month and otherwise in form and substance satisfactory to Laurus;”

“(f) The Parent shall deliver, or cause the applicable Subsidiary of the Parent to deliver, such other information as Laurus shall reasonably request.”

2. Amendment to Overadvance Side Letter. The Second paragraph of the Overadvance Side Letter is hereby amended by deleting the first sentence of such second paragraph and inserting the following sentence in lieu thereof:

“In connection with making the Overadvance, for a period commencing on the date hereof through and including February 28, 2008 (the “Period”), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances.”

3. Amendment to Warrant. Effective upon the Waiver Effective Date, Section 10 of the Warrant is hereby deleted in its entirety and the following new Section 10 inserted in lieu thereof:

“10. Maximum Exercise. Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 9.99% of the then outstanding shares of Common Stock (whether or not, at the time of such exercise, the Holder and its Affiliates beneficially own more than 9.99% of the then outstanding shares of Common Stock). As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.   For purposes of the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such sentence. For any reason at any time, upon written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock outstanding as of any given date.  The limitations set forth herein (x) may be waived by the Holder upon provision of no less than sixty-one (61) days prior written notice to the Company and (y) shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in the Security Agreement dated as of the date hereof among the Holder, the Company and various subsidiaries of the Company).”

4. The Parent and Laurus agree that, upon execution of this Amendment by the Parent and Laurus, the Parent will be deemed to have received notice from Laurus of Laurus’ waiver of the 4.99% conversion limitation set forth in Section 10 of the Warrant, which waiver shall become effective on the 61st day following the date hereof (the “Waiver Effective Date”).

5. The Parent will, on the date hereof, issue to Laurus a warrant (the “Additional Warrant”) to purchase 685,185 shares of the Common Stock of the Parent with an exercise price of $0.01 per share, such Additional Warrant to be in the form attached hereto as Exhibit A. The Parent further agrees that if at any time after the date hereof there is not an effective Registration Statement covering all of the shares of Common Stock issuable upon exercise of the Additional Warrant (the “Additional Warrant Shares”) and the Company shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder of the Additional Warrant written notice of such determination and, if within fifteen (15) days after receipt of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Additional Warrant Shares such Holder requests to be registered to the extent the Company may do so without violating registration rights of others which exist as of the date of this Agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to obtaining any required consent of any selling stockholder(s) to such inclusion under such registration statement.

6. The amendments set forth above shall be effective as of the date first above written (the “Amendment Effective Date”) on the date when each Company and Laurus shall have executed (and witnessed where applicable) and each Company shall have delivered to Laurus its respective counterpart to this Amendment and, in the case of the Parent only, the Additional Warrant.

7. Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

8. Each Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by such Company in connection with the Loan Documents are true, correct and complete and (iii) on the date hereof, all of such Company’s and its Subsidiaries’ covenant requirements set forth in the Loan Documents have been met.

9. From and after the Amendment Effective Date, all references in the Loan Documents shall be deemed to be references to the Loan Documents, as the case may be, as modified hereby.

10.  The Parent understands that the Parent has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. The Parent will file an 8K disclosing the terms of this amendment along with this Amendment within three business days following the execution of this Amendment.

11. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PARENT:		LAURUS:

SMALL WORLD KIDS, INC.		LAURUS MASTER FUND, LTD.

By:	By:
Name:	Name:
Title:	Title:

SUBSIDIARY:

SMALL WORLD TOYS, INC.

By:
Name:
Title:

EXHIBIT A

Additional Warrant